inZon Tries to Track Down Source of Unauthorized Spam
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March 28, 2006 - 5:09 PM EST

inZon Corporation (OTCBB:IZON), a dynamic global telecommunication service participant in the fast growing Voice over Internet Protocol (VoIP) wholesale telecom market, announced today it has been the involuntary subject of a Spam Attack by an unidentified source that is sending unsolicited emails purporting to promote the Company and its stock to an unknown number of Internet addresses. The Company has notified the Office of Internet Enforcement at the Securities and Exchange Commission and is working with independent security specialists to investigate the incident and halt continuing occurrences.

The Company adheres to a strict privacy policy and neither it nor its Investor Relations firm has ever authorized any unsolicited emails. However no assurances can be given that third party individuals will not mass-broadcast such representations without its knowledge or approval. "Recent events involving mass SPAM e-mails are absolutely unacceptable, and every effort is being taken to investigate and punish the sources," said Richard Dea, CFO of inZon.

About the Company

inZon Corporation is a global communications corporation with three distinct divisions; VoIP Telecom, Digital Media and Wireless. The Company utilizes VoIP technologies to provide complete voice, fax, data and conference call services on an ASP platform using its own worldwide hybrid VoIP/TDM network, which uses leading edge monitoring and management software to thoroughly evaluate profitability in real-time and employs dynamic routing that enables the system to immediately react to changing network conditions and reroute based on predefined criteria. Its Digital Media division was established to leverage inZon's VoIP network platform and infrastructure to provide transport for broadcast video content. inZon's Wireless division utilizes software developed by its VoIP division to provide VoIP services to wireless applications.

For more information, visit http://www.inzon.net

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties, including those described in the Company's annual report on Form 10-KSB for the year ended December 31, 2005, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate. The Company makes no undertaking to update such forward-looking statements.

inZon Corporation, Delray Beach
Richard Dea, 561-279-8200, 561-279-8300 fax
http://www.inzon.net
or
Investor Relations Firm, 919-371-2368, 919-882-1106 fax